Exhibit 3.1
[[ STATE OF COLORADO SEAL]]

STATE OF COLORADO

DEPARTMENT OF
STATE
CERTIFICATE

I, DONETTA DAVIDSON, SECRETARY OF STATE OF THE STATE OF COLORADO HEREBY CERTIFY THAT

ACCORDING TO THE RECORDS OF THIS OFFICE

ART DESIGN, INC.
(COLORADO CORPORATION)

FILE # 20021010602 WAS FILED IN THIS OFFICE ON January 16, 2002
AND HAS COMPLIED WITH THE APPLICABLE PROVISIONS OF THE
LAWS OF THE STATE OF COLORADO AND ON THIS DATE IS IN GOOD
STANDING AND AUTHORIZED AND COMPETENT TO TRANSACT BUSINESS
OR TO CONDUCT ITS AFFAIRS WITHIN THIS STATE.

                    Dated: January 16, 2002

/s/ Donetta Davidson
SECTRETARY OF STATE

FILED - CUSTOMER COPY
DONETTA DAVIDSON
COLORADO SECRETARY OF STATE
20021010602 M
$ 100.00
01-16-2002 07:39:34

ARTICLES OF INCORPORATION

OF

ART DESIGN, INC.

THE UNDERSIGNED, being a natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Colorado Business Corporation Act, adopts the following ARTICLES OF INCORPORATION.

ARTICLE I
NAME

The name of the corporation is Art Design, Inc.

ARTICLE II
AUTHORIZED CAPITAL

The total number of shares which the corporation shall have authority to issue is 100,000 shares, which shall consist of one class only, designated “common stock”. Each of such shares shall be of no par value.

ARTICLE III
OFFICES

A.
The street address of the initial registered office of the corporation and the name of its initial registered agent at such address are set forth below. The written consent of the initial registered agent to the appointment is stated below.

Lee E. Schiller
6412 S. Quebec Street
Englewood, CO 80111

B.	The address of the Corporation’s initial principal office is: 3636 S. Jason, Englewood, CO 80113.

ARTICLE IV
INCORPORATOR

The name and address of the incorporator is: Lee E. Schiller, 6412 S. Quebec Street, Englewood, CO 80111, who is a natural person over the age of eighteen years.

ARTICLE V
PURPOSES

The purpose for which the Corporation is organized are as follows:

A. To engage in all lawful business; and

B. To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Colorado Law, whether now orhereafter in effect, and whether or not herein specifically mentioned.

The foregoing enumeration of purposes and powers shall not limit or restrict in any manner the transaction of other business, the pursuit of other purposes, or the exercise of other and further rights and powers that may now or hereafter be permitted or provided by law.

ARTICLE VI
PREEMPTIVE BIGHTS

The corporation elects to not have preemptive rights.

ARTICLE VII
BOARD OF DIRECTORS

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, the board of directors, which shall consist of at least one person, regardless of the number of shareholders. The name and address of the persons who are to serve as directors until the first annual meeting or until a successor or successors are elected is:

Name	Address
Todd Sheehan	3636 S. Jason Englewood, CO 80113
Kathy Sheehan	3636 S. Jason Englewood, CO 80113

The number of directors of the corporation shall be fixed and may be altered from time to time as may be provided in the Bylaws. In case of any increase in the number of directors, the additional directors may be elected by the directors or by the stockholders at an annual or special meeting, as shall be provided in the Bylaws.

ARTICLE VIII
CUMULATIVE VOTING

Cumulative voting shall not be allowed in the election of directors of the corporation.

ARTICLE IX
LIMITATION ON DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or to shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director’s duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108- 403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent pemiitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article IX shall not adversely affect ally right or protection of a director of the Corporation under this Article IX, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article IX, prior to such repeal or modification.

ARTICLE X
INDEMNIFICATION

The corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, who is or was a director of the corporation against any claim, liability or expense arising against or incurred by reason of the fact that he is or was a director of the corporation or, while serving as a director of the corporation, he is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity of an employee benefit plan. The corporation shall also indemnify any person who is serving or has served the corporation as director, officer, agent, fiduciary or employee, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE XI
TERM OF EXISTENCE

The period of duration of the corporation shall be perpetual.

                            /s/  _______________________________
                                Incorporator

The undersigned consents to appointment as the initial registered agent of Art Design, Inc.:

                            /s/ _______________________________
                                Registered Agent